Exhibit 4.74

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Addendum No. 2 to the bareboat charter dated 20 April 2004 between NCL (Bahamas) Ltd. as charterers and Ocean Dream Limited as owners in relation to the vessel named “MV Norwegian Dream” (the “Charter”)

1.	The parties have agreed that the Charter Period set out in box 21 of the Charter shall be amended to read “The Vessel shall be redelivered between [*] and [*]”.

2.	The parties have agreed that box 22 of the Charter shall be amended to include the following after the charter hire rate: “Such daily rate will be subject to change, with effect from the date of Addendum No. 2, with the agreement of both parties, on terms that are under discussion and that will be determined in due course”.

3.	The parties have agreed that facsimile signatures for this Addendum No. 2 shall be deemed valid and binding upon the parties and shall have the same force and effect as original signatures on this Addendum No. 2.

4.	Save as expressly provided by this Addendum No. 2, all other terms and conditions of the Charter, as amended, shall remain unamended and in full force and effect.

/s/ Colin Veitch
For and on behalf of NCL (Bahamas) Ltd.

Date: 30 May 2008

/s/ Chong Chee Tut
For and on behalf of Ocean Dream Limited

Date: 30 May 2008